Exhibit 16.1

November 15, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated November 15, 2023, of Day One Biopharmaceuticals, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs included in Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

San Mateo, California